Exhibit 99.2

Courier Corporation Declares Quarterly Dividend

NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--January 18, 2011--The Board of Directors of Courier Corporation (Nasdaq: CRRC), has declared a dividend of 21.0 cents per common share, payable February 25, 2011 to stockholders of record on February 11, 2011. The amount of the dividend is the same as declared in the previous quarter.

About Courier Corporation

Courier Corporation publishes, prints and sells books. Headquartered in North Chelmsford, MA, Courier has two lines of business: full-service book manufacturing and specialty publishing. For more information, visit www.courier.com.

CONTACT:
Courier Corporation
James F. Conway III, 978-251-6000
Chairman, President and Chief Executive Officer
or
Peter M. Folger, 978-251-6000
Senior Vice President and
Chief Financial Officer
www.courier.com